EXHIBIT 4.6

Gold Reserve Inc.

2012 Equity Incentive Plan

(as amended and restated hereby)

SECTION 1.       ESTABLISHMENT, PURPOSE, AND EFFECTIVE DATE OF PLAN

Establishment. Gold Reserve Inc., a Yukon corporation (the “Company”), the parent company of Gold Reserve Corporation, a Montana corporation, has previously adopted and assumed the “1997 EQUITY INCENTIVE PLAN” originally established by Gold Reserve Corporation, as amended and restated (the “1997 Plan”). The Company has also previously adopted and assumed the “VENEZUELAN EQUITY INCENTIVE PLAN” as amended and restated (the “Venezuelan Plan”). The 1997 Plan and the Venezuelan Plan were both for the employees, officers, directors and Consultants of the Company and its Subsidiaries and both plans permit the grant of stock options, which are exercisable for Class A Common Shares of the Company, as well as the grant of restricted Class A Common Shares of the Company.

Effective as of the 2012 Plan Approval Date (defined below), all stock options issued and outstanding pursuant to the 1997 Plan and the Venezuelan Plan (collectively the “Retired Plans”) become governed by this 2012 Equity Incentive Plan, as the same may be amended from time to time  (the “2012 Plan”) and the Retired Plans are terminated. The Company and the Retired Plan participants will take all steps necessary and make all filings required to give effect to this termination. For certainty, after the 2012 Plan Approval Date, no new issuances pursuant to the Retired Plans will be made and until such times as the shareholders of the Company decide otherwise, all stock options will be issued pursuant to the terms of this 2012 Plan. For certainty, in the case of restricted stock grants made pursuant to the terms of the Retired Plans, all restricted stock agreements entered into by Retired Plan participants will remain in full force and effect.

Purpose. The purpose of the 2012 Plan, as amended and restated hereby, is to advance the interests of the Company and its Subsidiaries and promote continuity of management by encouraging and providing employees, officers, directors and Consultants with the opportunity to acquire an equity interest in the Company and to participate in the increase in shareholder value as reflected in the growth in the price of the Stock and by enabling the Company and its Subsidiaries to attract and retain the services of employees, officers, directors, and Consultants upon whose judgment, interest, skills, and special effort the successful conduct of its operations is largely dependent.

Effective Date. The 2012 Plan shall become effective on the date (the “2012 Plan Approval Date”) it is adopted by the Board, subject to the approval by the affirmative vote of at least a majority of the votes cast by shareholders of the Company eligible to vote under applicable Exchange rules at a duly held meeting of shareholders or, if permitted by Exchange rules, by written consent given by holders of Class A and Class B Common Shares of the Company eligible to give their consent under Exchange rules who together hold at least a majority of the votes attaching to shares of the Company eligible to be voted.  This 2012 Plan was approved by the Board effective as of May 17, 2012, subject to shareholder and Exchange approvals. The 2012 Plan was approved by the shareholders of the Company on June 27, 2012 and re-approved on June 11, 2013.  In 2014, the Board approved, subject to the approval of the TSX Venture Exchange, amending and restating the Plan from a 10% “rolling” incentive stock option plan to a “fixed” plan with the maximum number of shares issuable thereunder fixed at 7,550,000 representing less than 10% of the issued and outstanding Class A Common Shares of the Company at the relevant date.

SECTION 2.       DEFINITIONS, CONSTRUCTION

Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

a)       “Act” means the Securities Act (Ontario), as amended.

b)       “Associate” has the meaning prescribed by the rules and policies of the Exchanges as they apply to incentive stock option plans from time to time.

c)         “Award” means, individually or collectively, a grant under the 2012 Plan or the Retired Plans and as evidenced by an Option Agreement or, with respect to the Retired Plans, a restricted stock agreement.

d)       “Blackout Period” means any period during which a policy of the Company formally prevents certain persons designated by such policy from trading in the securities of the Company or otherwise prevents such persons from exercising their Options.

e)       “Board” means the board of directors of the Company.

f)        “Business Combination” shall have the meaning provided in Section 12.

g)       “Change in Capitalization” means any increase or reduction in the number of shares of Stock, or any change (including, but not limited to, a change in value) in the shares of Stock or exchange of shares of Stock for a different number or kind of shares or other securities of the Company or any other corporation or other entity, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, rights or debentures, change in the exercise price or conversion price under any warrants, rights or debenture as a result of any event, stock dividend, stock split or reverse stock split, extraordinary dividend, property dividend, combination or exchange of shares or otherwise.

h)       “Change in Control” shall have the meaning provided in Section 12.

i)         “Code” means the U.S. Internal Revenue Code of 1986, as amended.

j)        “Committee” means a committee of the Board designated by the Board to administer the 2012 Plan in accordance with the requirements of each Exchange, as applicable. If no Committee is designated or is administering the 2012 Plan, all references to the Committee herein shall refer to the Board.  While the Committee shall administer the 2012 Plan generally as provided in Section 12, the Board shall determine matters concerning Awards to directors and officers and references herein to the Committee shall refer to the Board for matters relating to Awards to directors and officers.

k)       “Company” means Gold Reserve Inc., a Yukon corporation, and any successors thereto.

l)         “Consultant” has the meaning prescribed by the rules and policies of the Exchanges as they apply to incentive stock option plans from time to time.

m)     “Disability” means the inability to engage in any substantial activity by reason of any medically determinable, physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months.

n)       “Employment” means the working relationship between the employee (creating a legally valid employer-employee relationship), officers, directors or the Consultants and the Company or Subsidiary, as applicable.

o)       “Exchange” means the TSX Venture Exchange or such other securities exchange on which the Stock is listed from time to time.

p)       “Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

q)       “Fair Market Value” means, as of any date, the value of the Stock determined as follows:

        (i) subject to any applicable Exchange rules, the United States dollar equivalent of the last closing price of the Stock on the Principal Market on the date of determination.  Notwithstanding the preceding, at no point shall the Fair Market Value be below the minimum exercise price prescribed by the rules and policies of the Exchanges; or

        (ii) in the absence of an established market for the Stock, the Fair Market Value thereof on the date of determination shall be determined in good faith by the Committee in accordance with applicable law.

r)        “Incumbent Board” shall have the meaning provided in Section 12.

s)        “Insider” has the meaning prescribed by the rules and policies of the Exchange as they apply to incentive stock option plans from time to time.

t)        “Investor Relations Activities” shall have the meaning prescribed by the rules and policies of the Exchange as they apply to incentive stock option plans from time to time.

u)       “Issuer” means a company and its subsidiaries which have any of its securities listed for trading on the TSX Venture Exchange and, as the context requires, any applicant company seeking a listing of its securities on the TSX Venture Exchange.

v)         “Management Company Employee” shall have the meaning prescribed by the rules and policies of the Exchange as they apply to incentive stock option plans from time to time.

w)      “Option” means the right to purchase Stock at a stated price for a specified period of time pursuant to the 2012 Plan or the Retired Plans.

x)       “Option Agreement” means the agreement evidencing the grant of an Option as described in Section 6, including an Option Agreement entered into pursuant to the provisions of  the Retired Plans.

y)       “Option Price” means the price at which Stock may be purchased pursuant to an Option.

z)       “Optionee” means a person to whom an Option has been granted under the 2012 Plan or the Retired Plans.

aa)   “Outstanding Voting Securities” has the meaning provided in Section 12.

bb)   “Participant” means an employee, officer, director or a Consultant who has been granted and, at the time of reference, holds an Option.

cc)    “Principal Market for the Stock” means the exchange, automated quotation system or trading market on which the majority of the Stock was traded over the last twelve-month period prior to the date of determination. This includes the TSX Venture Exchange or such other securities exchange on which the Stock is listed from time to time.

dd)   “Stock” means the Class A Common Shares of the Company, no par value per share.

ee)    “Subsidiary” means any present or future subsidiary of the Company, as defined in the Securities Act (Yukon).

For all numbers, except when otherwise indicated by the context, the singular shall include the plural, and the plural shall include the singular.

SECTION 3. PARTICIPATION

Participation. Participants in the 2012 Plan shall be selected by the Committee from among those officers, directors, employees, and Consultants of the Company and its Subsidiaries who, in the opinion of the Committee, are in a position to contribute materially to the Company’s continued growth and development and to its long-term financial success.

In the case of Options granted to employees, Consultants or Management Company Employees, the Company and the Optionee will represent in all Option Agreements that the Optionee is a bona fide employee, Consultant or Management Company Employee, as the case may be.

SECTION 4. STOCK SUBJECT TO PLAN

Number. The total number of shares of Stock subject to issuance under the 2012 Plan, under all security based compensation arrangements including the 2012 Plan and the Retired Plans, shall not exceed 7,550,000.

In addition to other restrictions set out in the 2012 Plan, the Company may not grant Options to any one employee in any 12 month period providing for the issuance of more than 3,777,995 shares of Stock, subject to adjustment in the event of a Change in Capitalization as provided below.

The Company must obtain disinterested Stockholder approval of Options if:

a)       the 2012 Plan, together with all of the Retired Plans grants, could result at any time in:

(i)                   the number of Class A Common Shares reserved for issuance under Options granted to Insiders exceeding 10% of the issued shares;

(ii)                 the grant to Insiders, within a 12 month period, of a number of Options exceeding 10% of the issued shares; or

(iii)                the issuance to any one Optionee, within a 12 month period, of a number of shares exceeding 5% of the issued shares; or

b)       the Company is decreasing the exercise price of stock options previously granted to Insiders.

If the Company is required to obtain disinterested Stockholder approval in accordance with paragraph (a) immediately above, the proposed grant(s) must be approved by a majority of the votes cast by all Stockholders at a Stockholders’ meeting excluding votes attaching to shares beneficially owned by:

(i)                   Insiders to whom Options may be granted under the 2012 Plan; and

(ii)                 Associates of persons referred to in (b)(i).

c)       Holders of non-voting and subordinate voting shares must be given full voting rights on a resolution that requires disinterested Stockholder approval.

The Company may not grant Options providing for the issuance of more than 2% of the issued Stock to any one Consultant in any 12 month period, calculated as at the date the said Options were granted to such Consultant.

The Company may not grant Options providing for the issuance of more than an aggregate of 2% of the issued Stock to all persons retained to provide Investor Relations Activities, in any 12 month period, calculated as at the date the said Options were granted to any such person.  In addition, Options issued to Consultants performing Investor Relations Activities must vest in stages over 12 months with no more than 1/4 of the options vesting in any three month period.

The Committee shall have the full authority to determine the number of shares of Stock available for Awards.  In its discretion the Committee may include (without limitation), as available for distribution: (a) Stock subject to any Award that has been previously forfeited; (b) Stock under an Award that otherwise terminates, expires, or lapses without the issuance of Stock being made to a Participant; (c) Stock subject to any Award that settles in cash, or (d) Stock that is received or retained by the Company in connection with the exercise of an Award, including the satisfaction of any tax liability or tax withholding obligation.

The Company intends to comply with the policies of the TSX Venture Exchange when granting Options.

Adjustment in Capitalization.

a)       In the event of a Change in Capitalization, the Committee shall conclusively determine, in its sole discretion, the appropriate adjustments, if any, to (i) the maximum number and class of shares of Stock or other securities with respect to which Options may be granted under the 2012 Plan; (ii) the number and class of shares of Stock or other securities which are subject to outstanding Options granted under the 2012 Plan and the Retired Plans, and the purchase price therefore, if applicable, and (iii) the maximum number of shares of Stock or other securities with respect to which Options may be granted during the term of the 2012 Plan.

b)       Notwithstanding any other provision of the 2012 Plan or any Option Agreement to the contrary, any Award which is adjusted pursuant to this Section shall be exempt from, or compliant with, the requirements of Code Section 409A and Code Section 457A and the regulations and other governmental guidance issued thereunder.

c)       If, by reason of a Change in Capitalization, an Optionee shall be entitled to exercise an Option with respect to new, additional or different shares of Stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Stock subject to the Option, as the case may be, prior to such Change in Capitalization.

SECTION 5. DURATION OF 2012 PLAN

Duration of Plan. The 2012 Plan shall remain in effect, subject to the Board’s right to earlier terminate the 2012 Plan pursuant to Section 12 hereof, until all Stock subject to the 2012 Plan shall have been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no Option may be granted under the 2012 Plan with an expiry date greater than ten years from the date of issuance of such Option.

SECTION 6. OPTION GRANTS

Grant of Options. Subject to Sections 4 and 5, Options may be granted to Participants at any time and from time to time as determined by the Committee. The Committee shall have complete discretion consistent with the terms of the 2012 Plan in determining whether to grant Options, and the number of Options to be granted. Only an employee, officer, director or Consultant of the Company or its Subsidiaries on the date of grant shall be eligible to be granted an Option.

Option Agreement. Each Option shall be evidenced by an Option Agreement that shall specify the type of Option granted, the Option Price, the duration of the Option, the number of shares of Stock to which the Option pertains and such other provisions as the Committee shall determine, it being understood that if the expiry date of an Option falls during a Blackout Period, such Option will expire no later than the 10th business day after the expiry of the Blackout Period.

Option Price. The Option Price for each Option shall be determined by, or in the manner specified by, the Committee provided that no Option shall have an Option Price that is, on the date the Option is granted, less than Fair Market Value. In the case of a proposed reduction in exercise price of any Option, disinterested Stockholder approval will be obtained if the Optionee is an Insider of the Company at the time of the proposed amendment;

Duration of Options. Each Option shall have a maximum duration of ten years from the time it is granted.

Exercise of Options. Each Option granted under the 2012 Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve. Such restrictions and conditions need not be the same for each Participant.

SECTION 7. TERMS AND CONDITIONS APPLICABLE TO ALL OPTIONS

Payment.  The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment, at the time of grant.  Subject to applicable laws, such consideration may consist entirely of cash or check.

Restrictions on Stock Transferability. The Committee may impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the 2012 Plan as it may deem advisable, including, without limitation, restrictions under applicable provincial securities law, under applicable U.S. federal and state securities law, under requirements of any Exchange and under any U.S. blue sky or state securities laws applicable to such shares.

Termination Due to Retirement. If the employment of the Optionee is terminated due to the Retirement (as hereinafter defined) of the Optionee, or if the directorship of the Optionee expires, any then outstanding options under the 2012 Plan may be exercised at any time prior to the earlier of the expiration date of the Options or twelve (12) months after the date of retirement.  For purposes of the 2012 Plan, retirement shall mean any termination of employment with the Company or a Subsidiary occurring after the completion of 10 years of service with the Company and the attainment of age 60 by the Optionee.

Termination Due to Death or Disability. The rights of an Optionee under any then outstanding Option granted to the Optionee pursuant to the 2012 Plan if the employment, officer role or directorship of the Optionee is terminated by reason of death or Disability shall survive for up to the earlier of the expiration date of the Options or one year after such death or Disability.

Termination of Employment for Cause. Anything contained herein or an Award agreement to the contrary notwithstanding, if the termination of an Optionee’s employment with the Company or a Subsidiary is as a result of or caused by the Optionee’s theft or embezzlement from the Company or a Subsidiary, the violation of a material term or condition of his or her employment, the disclosure by the Optionee of confidential information of the Company or a Subsidiary, conviction of the Optionee of a crime of moral turpitude, the Optionee’s stealing trade secrets or intellectual property owned by the Company or a Subsidiary, any act by the Optionee in competition with the Company or a Subsidiary, or any other act, activity or conduct of the Optionee which in the opinion of the Committee is adverse to the best interests of the Company or a Subsidiary, then any Options and any and all rights granted to such Optionee thereunder, to the extent not yet effectively exercised, shall become null and void effective as of the date of the occurrence the event which results in the Optionee ceasing to be an employee, officer or director of the Company or a Subsidiary, and any purported exercise of an Option by or on behalf of said Optionee shall following such date shall be of no effect.

Involuntary Termination of Employment. Options granted under the 2012 Plan after the Effective Date may be exercised at any time prior to the earlier of the expiration date of the Options or within thirty (30) days after the involuntary termination of employment (as hereinafter defined) of the Optionee with the Company, or applicable Subsidiary, but the Options may not be exercised for more than the number of shares, if any, as to which the Options were exercisable by the Optionee immediately prior to such termination of employment, as determined by reference to the terms and conditions specified at the time such Options were granted. For purposes of the 2012 Plan, “involuntary termination of employment” shall mean any termination of an Optionee’s employment with the Company or applicable Subsidiary, by reason of the discharge, firing or other involuntary termination of an Optionee’s employment by action of the Company or applicable Subsidiary other than an involuntary termination for cause as described in the paragraph above, or if the employee otherwise continued in the employment of another Subsidiary of the Company.

Voluntary Termination of Employment. Options granted under the 2012 Plan after the Effective Date may be exercised at any time prior to the earlier of the expiration date of the Options or within ninety (90) days after the voluntary termination of employment (as hereinafter defined) of the Optionee with the Company, or applicable Subsidiary, but the options may not be exercised for more than the number of shares, if any, as to which the Options were exercisable by the Optionee immediately prior to such termination of employment, as determined by reference to the terms and conditions specified at the time such options were granted. For purposes of the 2012 Plan “voluntary termination of employment” shall mean any voluntary termination of employment by reason of the Optionee’s quitting or otherwise voluntarily leaving the Company’s, or Subsidiary’s, employ other than a (a) voluntary termination of employment by reason of Retirement, (b) voluntary termination of employment for cause or (c) termination of employment as described above.

Cease to be a Director, Officer, Consultant or Management Company Employee. Unless otherwise set out in the 2012 Plan, any Options granted to any Optionee who is a director, officer, employee, Consultant or Management Company Employee shall expire within a reasonable period following the date the Optionee ceases to be in that role, such period to be determined by the Board or Committee at the time such Option is granted.

Transferability and Exercisability of Options.

No Option shall be transferable or assignable by the Optionee other than (i) by will or by the laws of descent and distribution, or (ii) by a qualified domestic relations order (as defined in the Code or Title 1 of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder).  All Options shall be exercisable, during the Optionee’s lifetime, only by the Optionee or by the guardian or legal representative of the Optionee or its alternate payee pursuant to such qualified domestic relations order, it being understood that the terms “holder” and “optionee” include the guardian and legal representative of the Optionee named in the Option Agreement and any person to whom an Option is transferred by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order permitted by the 2012 Plan.  In all cases of such a transfer, unless otherwise set out in this 2012 Plan, the Option in question shall expire on the date that is the first anniversary of such transfer.

SECTION 10. BENEFICIARY DESIGNATION

Beneficiary Designation. Subject to Sections 7 and 9, each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the 2012 Plan is to be paid in case of the Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and will be effective only when filed by the Participant in writing with the Committee during the life time of the Participant. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the estate of the Participant.

SECTION 11. RIGHTS OF PARTICIPANTS

Employment. Nothing in the 2012 Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment, directorship, officer role or service at any time nor confer upon any Participant any right to continue in the employ or service or as a director or officer of the Company or any Subsidiary. No person shall have a right to be selected as a Participant or, having been so selected, to be selected again as an Optionee. The preceding sentence shall not be construed or applied so as to deny a person any participation in the 2012 Plan solely because he or she was a Participant in connection with a prior grant of benefits under the 2012 Plan.

SECTION 12.     ADMINISTRATION; POWERS AND DUTIES OF THE COMMITTEE AND THE BOARD

Administration.

(a)                 The Committee shall be responsible for the administration of the 2012 Plan as it applies to Participants other than directors and officers, and the Board shall be responsible for the administration of the 2012 Plan as it applies to directors and officers, subject to Section 2. The Committee, by majority action thereof, is authorized to interpret and construe the 2012 Plan, to prescribe, amend, and rescind rules and regulations relating to the 2012 Plan (including related agreements), to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and its Subsidiaries, and to make all other determinations necessary or advisable for the administration, interpretation and construction of the 2012 Plan (including related agreements), but only to the extent not contrary to the express provision of the 2012 Plan.  Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the 2012 Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever. No member of the Committee shall be personally liable for any action, determination or interpretation made or taken in good faith with respect to the 2012 Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.

(b)                 To the extent that the Board determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the 2012 Plan shall be administered by the Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(c)                 Subject to the provisions of the 2012 Plan, and in the case of the Committee, subject to the specific duties delegated by the Board to such Committee, the Committee shall have the authority, in its discretion: (i) to determine the Fair Market Value of the Stock, in accordance with the 2012 Plan; (ii) to select the Participants to whom Awards may be granted hereunder; (iii) to determine whether and to what extent Awards or any combination thereof, are granted hereunder; (iv) to determine the number of shares of Stock to be covered by each Award granted hereunder; (v) to approve forms of agreement for use under the 2012 Plan; (vi) to determine the terms and conditions, not inconsistent with the terms of the 2012 Plan, of any Award granted hereunder.  Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Stock relating thereto, based in each case on such factors as the Committee, in its sole discretion, shall determine; (vii) to construe and interpret the terms of the 2012 Plan and Awards; (viii) to prescribe, amend and rescind rules and regulations relating to the 2012 Plan or the Retired Plans, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws; (ix) to modify or amend each Award (subject to this Section), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the 2012 Plan; (x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted under the 2012 Plan; (xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Stock or cash to be issued upon exercise or vesting of an Award that number of shares of Stock or cash having a Fair Market Value equal to the minimum amount required to be withheld (but no more).  The Fair Market Value of any Stock to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined.  All elections by a Participant to have Stock or cash withheld for this purpose shall be made in such form and under such conditions as the Committee may deem necessary or advisable; (xii) to determine the terms and restrictions applicable to Awards; (xiii) to determine whether Awards will be adjusted for changes in capitalization (including dividends); (xiv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Stock issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and (xv) to make all other determinations deemed necessary or advisable for administering the 2012 Plan.

Change in Control.

(a)     Without limiting the authority of the Committee as provided herein, the Committee, either at the time         an Award is granted, or at any time thereafter, shall have the authority to take such actions as it deems advisable, including the right to accelerate in whole or in part the exercisability of Options and/or to reduce the period of restriction applicable to restricted stock grants made pursuant to the terms of the Retired Plans upon a Change in Control. Nothing herein shall obligate the Committee to take any action upon a Change in Control.

(b)        Change in Control” means the occurrence of any of the following events:

i.         The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 25 percent of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, that for purposes of this subsection (i) the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Company, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, and (C) an acquisition pursuant to a transaction which complies with clauses (A), (B), and (C) of subsection (iii); or

ii.        A change in the composition of the Board as of the Effective Date (the “Incumbent Board”) that causes less than a majority of the directors of the Company then in office to be members of the Incumbent Board provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

iii.      Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50 percent of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all of substantially all of the Company’s assets directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

iv.      Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

v.       Any other event or series of events which the Board reasonably determines should constitute a Change in Control.

Nothing in this Section 12 prevents the Committee from providing for an alternative definition of “Change in Control” in any Award agreement or related employment, change of control or other agreement that sets forth the rights with respect to any Award.  In the event of any conflict between this definition and the definition in any such agreement, the more permissive “Change in Control” language shall prevail.

Amendment, Modification and Termination of Plan. The Board may, at any time and from time to time, modify, amend, suspend or terminate the 2012 Plan in any respect.  Amendments to the 2012 Plan shall be subject to approval to the extent required to comply with any exemption to the short swing-profit provisions of Section 16(b) of the Exchange Act pursuant to rules and regulations promulgated thereunder, with the exclusion for performance-based compensation under Code Section 162(m), or with the rules and regulations of any Exchange.  The Board may also modify or amend the terms and conditions of any outstanding Option, subject to the consent of the holder and consistent with the provisions of the 2012 Plan.

The Board may, without shareholder approval:

                (i)            amend the 2012 Plan to correct typographical, grammatical or clerical errors;

                (ii)           change the vesting provisions of an Option granted under the 2012 Plan;

(iii)          change the termination provision of an Option granted under the 2012 Plan if it does not entail an extension beyond the original expiry date of such Option;

(iv)          make such amendments to the 2012 Plan as are necessary or desirable to reflect changes to securities laws applicable to the Company;

(v)           make such amendments as may otherwise be permitted by the Exchange, if applicable; and

                (vi)          amend the Plan to reduce the benefits that may be granted to Participants.

Interpretation. Unless otherwise expressly stated in the relevant Agreement, any grant of Options is intended to be performance-based compensation and therefore not subject to the deduction limitation set forth in Section 162(m)(4)(C) of the Code.

Date of Grant.  The date of grant of an Award shall be, for all purposes, the date on which the Committee makes the determination granting such Award, or such other later date as is determined by the Committee; provided, however, the date of grant of an Option shall be the date when the Option is granted and its exercise price is set, consistent with applicable law and applicable financial accounting rules.  Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

SECTION 13. TAX WITHHOLDING

Tax Withholding. At such times as a Participant recognizes taxable income in connection with the receipt of shares, securities, cash or property hereunder (a “Taxable Event”), the Participant shall pay to the Company or, if instructed by the Committee or its delegate, the Subsidiary that employs the Participant an amount equal to the applicable  taxes and other amounts as may be required by law to be withheld by the Company or, if instructed by the Committee or its delegate, the Subsidiary that employs the Participant in connection with the Taxable Event. . This provision is not intended to (a) supersede the requirements of the TSX Venture Exchange, (b) result in an alteration of the exercise price of an Option or (c) result in the cashless exercise of an Option.

SECTION 14. REQUIREMENTS OF LAW

Requirements of Law. The granting of Options, and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or Exchanges as may be required.

Governing Law. The 2012 Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the Province of Ontario without giving effect to the choice of law principles thereof.

Listing, etc. Each Option is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Stock issuable pursuant to the 2012 Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or the issuance of Stock, no Options shall be granted or payment made or shares of Stock issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions which are unacceptable to the Committee or the Board, acting in good faith.

Code Sections 409A and 457A.  The 2012 Plan and the Awards granted hereunder are intended to qualify for an exemption from Code Section 409A and from Code Section 457A, provided, however, that if any Award granted under the 2012 Plan is not so exempt, such Award is intended to comply with Code Sections 409A and 457A to the extent applicable thereto.  Notwithstanding any provision of the 2012 Plan to the contrary, the 2012 Plan shall be interpreted and construed consistent with this intent.  Notwithstanding the expressed intent to qualify for exemption from Code Section 409A and from Code Section 457A or otherwise to comply with Code Sections 409A and 457A, the Company shall not be required to assume any increased economic burden in connection therewith.  Although the Company and the Committee intend to administer the 2012 Plan so that the 2012 Plan and the Awards granted hereunder qualify for an exemption from Code Section 409A and from Code Section 457A, if the 2012 Plan and any Award granted under the 2012 Plan are not so exempt, neither the Company nor the Committee represents or warrants that the 2012 Plan or such Award granted hereunder will comply with Code Sections 409A and 457A or any other provision of federal, state, local, or non-United States law.  Neither the Company, its subsidiaries, nor its respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the 2012 Plan, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Sections 409A or 457A.

Restriction on Transfer. Notwithstanding anything contained in the 2012 Plan or any Agreement to the contrary, if the disposition of Stock acquired pursuant to the 2012 Plan is not covered by a then current registration statement under the U.S. Securities Act of 1933, as amended, and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by said Act, and Rule 144 or other regulations thereunder.  The Committee may require anyone receiving Stock pursuant to an Option granted under the 2012 Plan, as a condition precedent to receiving such Stock, to represent and warrant to the Company in writing that such Stock is being acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under said Act, or the rules and regulations promulgated thereunder.  The certificates evidencing any shares of such Stock shall be appropriately legended to reflect their status as restricted securities.

Notwithstanding anything contained in the 2012 Plan or any agreement to the contrary, Stock issued pursuant to the 2012 Plan in reliance on an exemption from the prospectus requirements of the securities legislation of a province of Canada may be subject to restrictions on transfer.